                                                                  EXHIBIT 99.5

                           TRIKON TECHNOLOGIES, INC.

                        1998 DIRECTORS STOCK OPTION PLAN

                (Amended and Restated as of January 26, 1999)


   I.     PURPOSE OF THE PLAN

          This 1998 Directors Stock Option Plan (the "Plan") is intended to promote the interests of Trikon Technologies, Inc., a California corporation (the "Corporation"), by providing the non-employee members of the Corporation's Board of Directors with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

          Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

   II.    ADMINISTRATION OF THE PLAN

          The terms and conditions of each automatic option grant (including the timing and pricing of the option grant) shall be determined by the express terms and conditions of the Plan, and neither the Board nor any committee of the Board shall exercise any discretionary functions with respect to option grants made pursuant to the Plan.

   III.   STOCK SUBJECT TO THE PLAN

          A. Shares of the Corporation's Common Stock shall be available for issuance under the Plan and shall be drawn from either the Corporation's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 500,000 shares, subject to adjustment from time to time in accordance with the provisions of this Article III.

          B. Should one or more outstanding options under this Plan expire or terminate for any reason prior to exercise in full, then the shares subject to the portion of each option not so exercised shall be available for subsequent option grants under the Plan. Unvested shares issued under the Plan and subsequently repurchased by the Corporation, at the option exercise price paid per share, pursuant to the Corporation's repurchase rights under the Plan, shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants under the Plan. Shares subject to any option or portion thereof surrendered in accordance with Article VI shall reduce on a share-for-share basis the number of shares of Common Stock available for subsequent option grants under the Plan. In addition, should the exercise price of an outstanding option under the Plan be paid with shares of Common Stock, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock actually issued to the option holder.

          C. Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities for which automatic option grants are to be subsequently made per each newly-elected or continuing non-employee Board member under the Plan, and (iii) the number and/or class of securities and price per share in effect under each option outstanding under the Plan. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Board shall be final, binding and conclusive.

   IV.    ELIGIBILITY

          The individuals eligible to receive automatic option grants pursuant to the provisions of this Plan shall be limited to (i) those individuals who first become non-employee Board members at any time on or after the Effective Date, whether through appointment by the Board or election by the Corporation's shareholders, and (ii) those individuals who continue to serve as non-employee Board members at one or more Annual Shareholders Meetings held after the Effective Date. A non-employee Board member who has previously been in the employ of the Corporation (or any Parent or Subsidiary) shall not be eligible to receive an option grant under the Plan at the time he or she first becomes a non-employee Board member, but shall be eligible to receive periodic option grants under the Plan while he or she continues to serve as a non-employee Board member.

   V.     TERMS AND CONDITIONS OF AUTOMATIC OPTION GRANTS

          A.  Grant Date.  Option grants under the Plan shall be made on the
              ----------
dates specified below:

              1. Each individual who is first elected or appointed as a non-employee Board member at any time on or after the Effective Date shall automatically be granted, on the date of such initial election or appointment, a Non-Statutory Option to purchase ninety thousand (90,000) shares of Common Stock, provided that individual has not previously been in the employ of the Corporation or any Parent or Subsidiary.

              2. On the date of each Annual Shareholders Meeting held after the Effective Date, each individual who is to continue to serve as an Eligible Director, whether or not that individual is standing for re-election to the Board at that particular Annual Meeting, shall automatically be granted a Non-Statutory Option to purchase eighteen thousand (18,000) shares of Common Stock, provided such individual has served as a non-employee Board member for at least six (6) months. There shall be no limit on the number of such eighteen thousand (18,000)-share option grants any one Eligible Director may receive over his or her period of Board service, and non-employee Board members who have previously been in the employ of the Corporation (or any Parent or Subsidiary) shall be eligible to receive one or more such annual option grants over their period of continued Board service.

                                       2.

          Shareholder approval of this Plan at the 1998 Annual Meeting shall constitute pre-approval of each option grant made pursuant to the provisions of the Plan and the subsequent exercise of that option in accordance with its terms.

          B.  Exercise Price. The exercise price per share shall be equal to one
              --------------
hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

          C.  Payment.
              -------
              The exercise price shall become immediately due upon exercise of the option and shall be payable in one of the alternative forms specified below:

              1.  in cash or check made payable to the Corporation; or

              2. in shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

              3. to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions (A) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (B) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

          Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

          D.  Option Term. Each automatic grant under the Plan shall have a
              -----------
maximum term of ten (10) years measured from the automatic grant date.

          E.  Exercise and Vesting of Options.  Each option shall be immediately
              -------------------------------
exercisable for any or all of the option shares. However, no option granted prior to shareholder approval of the Plan may be exercised unless and until such approval is obtained. Any shares purchased under the Plan shall be subject to repurchase by the Corporation, at the exercise price paid per share, upon the Optionee's cessation of Board service prior to vesting in those shares. The shares subject to each ninety thousand (90,000)-share automatic option grant shall vest, and the Corporation's repurchase right shall lapse, in a series of four (4) successive equal annual installments upon the Optionee's completion of each year of Board service over the four (4)-year period measured from the option grant date. The shares subject to each eighteen thousand (18,000)-share automatic option grant shall vest, and the Corporation's repurchase right shall lapse, upon the Optionee's completion of one (1) year of Board service measured from the option grant date.

                                       3.

          F.  Termination of Board Service. The following provisions shall
              ----------------------------
govern the exercise of any options held by the Optionee at the time the Optionee ceases to serve as a Board member:

              1. The Optionee (or, in the event of Optionee's death, the personal representative of the Optionee's estate or the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution) shall have a twelve (12)-month period following the date of such cessation of Board service in which to exercise each such option.

              2. During the twelve (12)-month exercise period, the option may not be exercised in the aggregate for more than the number of vested shares of Common Stock for which the option is exercisable at the time of the Optionee's cessation of Board service.

              3. Should the Optionee cease to serve as a Board member by reason of death or Permanent Disability, then all shares at the time subject to the option shall immediately vest so that such option may, during the twelve (12)- month exercise period following such cessation of Board service, be exercised for all or any portion of those shares as fully-vested shares of Common Stock.

              4. In no event shall the option remain exercisable after the expiration of the option term. Upon the expiration of the twelve (12)-month exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee's cessation of Board service for any reason other than death or Permanent Disability, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.

          G.  Limited Transferability of Options. The Non-Statutory Options
              ----------------------------------
granted under the Plan may, in connection with the Optionee's estate plan, be assigned in whole or in part during the Optionee's lifetime to one or more members of the Optionee's immediate family or to a trust established exclusively for the Optionee and/or one or more such family members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Board may deem appropriate. Should an Optionee die while holding an option granted under the Plan, then each such option shall be transferred in accordance with Optionee's will or the laws of descent and distribution.

          H.  Shareholder Rights. The holder of an automatic option shall have
              ------------------
no shareholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

          I.  Remaining Terms. The remaining terms and conditions of each
              ---------------
automatic option grant shall be as set forth in the form Non-Statutory Stock Option Agreement attached as Exhibit A.

                                       4.

   VI.    CHANGE IN CONTROL/HOSTILE TAKE-OVER

          A. The shares of Common Stock subject to each option outstanding at the time of a Change in Control but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the effective date of such Change in Control, become exercisable for all of those shares as fully-vested shares of Common Stock and may be exercised for all or any portion of those vested shares. Immediately following the consummation of the Change in Control, each automatic option grant shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

          B. All outstanding repurchase rights shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Change in Control.

          C. Upon the occurrence of a Hostile Take-Over, the Optionee shall have a thirty (30)-day period in which to surrender to the Corporation each of his or her outstanding automatic option grants. The Optionee shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to each surrendered option (whether or not the Optionee is otherwise at the time vested in those shares) over (ii) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five (5) days following the surrender of the option to the Corporation. Shareholder approval of this Plan at the 1998 Annual Meeting shall constitute pre-approval of each option grant made under the Plan with such a cash surrender right and the subsequent exercise of that right in accordance with the terms of this Paragraph VI.C, and no approval or consent of the Board shall be required at the time of the actual option surrender and cash distribution.

          D. Each option which is assumed in connection with a Change in Control (or otherwise continued in full and effect) shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities or other property which would have been issuable to the Optionee in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control. Appropriate adjustments shall also be made to the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same.

          E. The automatic grant of options under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                                       5.

   VII.   AMENDMENT OF THE PLAN AND AWARDS

          The Board has complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all respects whatsoever. However, no such amendment or modification shall adversely affect rights and obligations with respect to options at the time outstanding under the Plan, unless the affected optionees consent to such amendment. In addition, certain amendments to the Plan may require shareholder approval pursuant to applicable law or regulation.

   VIII.  EFFECTIVE DATE AND TERM OF PLAN

          A. The Plan became effective upon adoption by the Board on June 10, 1998, and was subsequently approved by the shareholders at the 1998 Annual Meeting held on July 28, 1998.

          B.  The Plan shall terminate upon the earliest of (i) June 30, 2008 or
(ii) the date on which all shares available for issuance under the Plan shall have been issued as vested shares or cancelled pursuant to the cash-out provisions of the Plan. If the date of termination is determined under clause
(i) above, then all option grants outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the instruments evidencing such grants.

   IX.    USE OF PROCEEDS

          Any cash proceeds received by the Corporation from the sale of shares of Common Stock pursuant to the exercise of automatic options granted under the Plan shall be used for general corporate purposes.

   X.     REGULATORY APPROVALS

          A. The implementation of the Plan, the granting of any option under the Plan and the issuance of Common Stock upon the exercise of the option grants made hereunder shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it, and the Common Stock issued pursuant to it.

          B. No shares of Common Stock or other assets shall be issued or delivered under this Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any securities exchange on which the Common Stock is then listed for trading.

                                       6.

   XI.    NO IMPAIRMENT OF RIGHTS

          Neither the action of the Corporation in establishing the Plan nor any provision of the Plan shall be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the shareholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

   XII.   MISCELLANEOUS PROVISIONS

          A. The provisions of the Plan relating to the exercise of options and the vesting of shares shall be governed by the laws of the State of California, as such laws are applied to contracts entered into and performed in such State.

          B. The provisions of the Plan shall inure to the benefit of, and be binding upon, the Corporation and its successors or assigns, whether by a Change in Control or otherwise, and the Optionees, the legal representatives of their respective estates, their respective heirs or legatees and their permitted assignees.

                                       7.

                                    APPENDIX

            The following definitions shall be in effect under the Plan:

        A.  Board shall mean the Corporation's Board of Directors.
            -----
        B.  Change in Control shall mean a change in ownership or control of
            -----------------
the Corporation effected through any of the following transactions:

            a. a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

            b. the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation, or

            c. the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's shareholders, or

            d. a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

        C.  Code shall mean the Internal Revenue Code of 1986, as amended.
            ----

        D.  Common Stock shall mean the Corporation's common stock.
            ------------

        E.  Corporation shall mean Trikon Technologies, Inc., a California
            -----------
corporation, and any corporate successor to all or substantially of the assets or voting stock of Trikon Technologies, Inc. which shall by appropriate action adopt the Plan.

        F.  Effective Date shall mean June 10, 1998, the date the Board
            --------------
approved the Plan.

        G.  Eligible Director shall mean a non-employee Board member eligible
            -----------------
to participate in the Plan in accordance with the eligibility provisions of
Article IV.

                                     A-1.

        H.  Exercise Date shall mean the date on which the Corporation shall
            -------------
have received written notice of the option exercise.

        I.  Fair Market Value per share of Common Stock on any relevant date
            -----------------
shall be determined in accordance with the following provisions:

            a. If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

            b. If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Board to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

            c. If the Common Stock is at the time not traded on the Nasdaq National Market or listed on any Stock Exchange, but is traded on the OTC Bulletin Board, then the Fair Market Value shall be the average of the highest asked price and the lowest bid price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the OTC Bulletin Board. If there is no asked or bid prices for the Common Stock on the date in question, then the Fair Market Value shall be the average of the highest asked and lowest bid price per share of Common Stock on the last preceding date for which such quotations exist.

            d. If the Common Stock is at the time not listed on any Stock Exchange or traded on the Nasdaq National Market or the OTC Bulletin Board, then the Fair Market Value shall be determined by the Board after taking into account such factors as the Board shall deem appropriate.

        J.  Hostile Take-Over shall mean the acquisition, directly or
            -----------------
indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's shareholders which the Board does not recommend such shareholders to accept.

        K.  1934 Act shall mean the Securities Exchange Act of 1934, as amended.
            --------

                                     A-2.

        L.  Non-Statutory Option shall mean an option not intended to satisfy
            --------------------
the requirements of Code Section 422.

        M.  Optionee shall mean any person to whom an option is granted under
            --------
the Plan.

        N.  Parent shall mean any corporation (other than the Corporation) in
            ------
an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        O.  Permanent Disability or Permanently Disabled shall mean the
            --------------------------------------------
inability of the non-employee Board member to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve
(12) months or more.

        P.  Plan shall mean the Corporation's 1998 Directors Stock Option Plan,
            ----
as set forth in this document.

        Q.  Stock Exchange shall mean either the American Stock Exchange or the
            --------------
New York Stock Exchange.

        R.  Subsidiary shall mean any corporation (other than the Corporation)
            ----------
in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        S.  Take-Over Price shall mean the greater of (i) the Fair Market
            ---------------
Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over or (ii) the highest reported price per share of Common Stock paid by the tender offeror in effecting such Hostile Take-Over.

                                     A-3.